Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
David W. Honeyfield
Phone: 303-296-3006

Intrepid Reports First-Quarter Results and Announces

Annual Guidance for 2008

Denver, Colorado; June 2, 2008 – Intrepid Potash, Inc. (NYSE:IPI), the successor entity to Intrepid Mining LLC, today announced first-quarter 2008 results with net income of $33.1 million, compared to last year’s first quarter net income of $6.4 million and exceeding full-year 2007 net income of $29.7 million. Potash pricing began a steep climb in the fourth quarter of 2007 as global supplies were unable to keep pace with demand. The global demand for food has created strong demand for fertilizers. Intrepid’s earnings demonstrate its leverage to potash pricing.

Chief Executive Officer Bob Jornayvaz commented: “The potash industry is in the midst of an unprecedented demand driven-market, fueled by numerous drivers, including an ever-increasing demand for a more nutritious diet, especially for more protein, resulting from rising populations and growing GDP in developing countries. These factors have led to significant growth in demand for grains, soybeans, rice, palm oil, and sugar cane, to name a few. I believe these demand-driven markets tend to be stronger, last longer and have significant underlying support. Intrepid is focused on investing capital in new capacity and efficiency projects to bring on additional low cost tons to satisfy the needs of our customers.”

On a pro forma basis, assuming a 38.5 percent effective tax rate and the pro forma diluted current share count of 74.8 million common shares for Intrepid, pro forma net income per share would have been $0.27 per share in the first quarter of 2008 as compared to $0.05 per share in the first quarter of last year.

Operating income for the quarter increased to $29.3 million as compared to $9.2 million in the first quarter of 2007. Cash from operating activities was $17.1 million, which compared to the $2.2 million in last year’s first quarter demonstrating our ability to generate stronger cash flow as potash prices increase. Adjusted net income, which adjusts for significant non-recurring and non-cash items, was $27.5 million for the quarter versus $5.1 million for the first quarter of 2007. Net income in the first quarter includes $7.0 million of insurance proceeds related to the reconstruction of a damaged warehouse. Earnings before interest, taxes, depreciation and amortization, or EBITDA, grew to $38.9 million from $11.0 million in the prior year period. Adjusted net income, pro forma earning per share and EBITDA are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Non-GAAP Reconciliation tables towards the end of this release.

Potash Results

During the first quarter, Intrepid produced 224,000 short tons of potash, a 3 percent increase over the 218,000 short tons produced during last year’s first quarter. First and fourth quarter production typically exceeds second and third quarter production as a result of the evaporation cycle at our solar facilities that occurs primarily in the spring and summer months.

Intrepid sold 213,000 short tons of potash in the first quarter at an average FOB the mines or net sales price of $295 per ton as compared to 209,000 short tons at an average FOB price of $178 per short ton during the first quarter of 2007. Intrepid reports tons and per ton price and cost data in short tons; converting our $295 per short ton price to metric tonnes (“tonne”) would be the equivalent of a $325 per tonne first quarter average FOB price. The $117 per short ton increase in selling price was achieved despite having committed approximately 70 percent of our first quarter sales volumes at guaranteed prices that were primarily negotiated in September 2007, before the significant increases in potash pricing. Our posted price for red granular FOB Carlsbad has increased progressively in each month of 2008 from $317 per short ton at the end of 2007 to $357, $397, $417, $503, $532, and $582 per short ton for January through June, respectively. We estimate that every $10 per ton increase in the price of potash will have a pro forma annual earnings impact of approximately $0.07 per share.

Production cost of goods sold which excludes depreciation, depletion and amortization, royalties and byproduct credits per short ton of potash sold increased to $136 per short ton in the first quarter of 2008 from $120 per ton in the first quarter of 2007. Most of the increase is due to the addition of a trainee program at our mining operations, the addition of another operating panel in the East Mine, an increase in contract maintenance labor, the addition of personnel to increase our maintenance staff, and higher natural gas prices. Maintenance materials expense also increased, which is consistent with adding contract maintenance workers and maintenance personnel. The addition of new Intrepid employees is designed to minimize the impact of any turnover and maximize the reliability and throughput of the mines at a time when potash supply is needed in the market and margins are at high levels. We anticipate adding some key positions to our maintenance and mining support roles as full-time employees throughout the second and third quarters as well, which will be partially offset by a decrease in contract maintenance expense.

In March 2008, Intrepid completed the installation of an additional operating panel in the East Mine, which allows the mine to operate with five mining crews instead of four. This project will allow us to send more ore to the mill, which has excess capacity. This improvement is expected to result in a combined increase of potash and langbeinite production of 30,000 short tons annually.

Langbeinite Results

During the first quarter, Intrepid produced 56,000 short tons of langbeinite, a specialty fertilizer containing potassium, magnesium, and sulfur. Our langbeinite production was 24 percent higher than the 45,000 short tons produced during the first quarter of 2007. The increase in production resulted from an increase in our ore grade and greater throughput of ore through the mill. Langbeinite is mined from our East Mine, which is a mixed ore body containing both potash and langbeinite. In the first quarter of 2008, we have seen the benefit of higher than projected langbeinite ore grade at our East Mine, however this was almost equally offset by lower potash ore grade. This change in ore mixture is consistent with historical results when mining the mixed ore body. In the first quarter of 2008, an underground drilling program was commenced to better predict and control ore feed going to the East mill.

Intrepid sold 93,000 short tons of langbeinite in the first quarter at an average FOB the mines or net sales price of $123 per short ton as compared to 48,000 tons at an average FOB price of $108 per short ton in the prior year’s first quarter. Converting our first quarter 2008 FOB price of $123 per short ton price to metric tonnes would be the equivalent of an average price of $136 per tonne. The large increase in sales volumes of langbeinite was due in part to increased production, but primarily resulted from the sale of inventories that had been intentionally built up in late 2007 to meet export orders. Export sales typically occur at lower FOB prices as freight costs reduce realized FOB prices. Our posted price for granular langbeinite FOB Carlsbad has increased from $156 per ton at the end of 2007 to $171, $211, and then $281 per ton in January, March, and June, respectively. We market our langbeinite under the registered name of Trio®.

The first-quarter production cost of goods sold which excludes depreciation, depletion and amortization, and royalties per ton of langbeinite sold increased to $77 per short ton from $69 per short ton in the first quarter of last year. Langbeinite costs were higher due to increases in labor for personnel additions and maintenance expenses at the East plant as described earlier.

Capital Investment Update

Through the first quarter of 2008, Intrepid has invested $11.2 million related to the 2008 capital investment program. This investment includes an upgrade to the mining fleet with the addition of two new underground miners, one replacement miner at the West Mine and one miner to create an additional operating panel in our East Mine that will allow us to increase our ore throughput.

Capital projects related to the storage and hoisting capacity upgrade and coarse tails regrind at the West Mine, the new thickeners and langbeinite recovery improvement project at the East Mine, the horizontal solution mining cavern expansion at our Moab Mine, and the addition of another deep brine well at the Wendover Facility are all progressing as scheduled.

We are continuing to move forward with the permitting process for the HB Mine, which is a solar evaporation solution mining project in Carlsbad. On March 10, 2008, we submitted an application for an Underground Injection Control and Discharge Permit to the New Mexico Environmental Department relating to the HB Mine project, and we recently received the Administrative Completeness Determination for our application. We anticipate approval of the permit later this summer. As various permits are received, we will likely begin applicable phases of construction for the HB Mine. We have had numerous meetings and briefings with the Bureau of Land Management (BLM) on aspects of the project, and we submitted the Mine Plan Modification at the end of May 2008. The Environmental Assessment associated with the HB Mine will be filed in the near future. The timing of the capital expenditures for the development of this project is dependent upon the timing of approval of all necessary permitting and the project will take approximately two years from that date to reach completion and full capacity.

The majority of our capital investment budget is planned for expenditure in the latter part of 2008 and of our total estimated 2008 capital expenditures, approximately $20—$25 million is related to the HB Mine and will be dependent on the timing of permitting.

Guidance for 2008

Guidance for 2008 related to our production, our capital investment plan, and our production cost of goods sold per short ton which excludes depreciation, royalties and byproduct credit is presented below. The timing of sales and production volumes vary within specific reporting periods and may not be equal to one another as a result of building inventory balances or selling down inventory balances.

Production Forecast:
Potash –	870,000 – 890,000 short tons
Langbeinite –	210,000 – 230,000 short tons

Production Cost of Goods Sold:
Potash –	$140 - $150 per short ton
Langbeinite –	$75 - $85 per short ton

Capital Investment Program	$80 - $95 million

In the first quarter and prior to the Company’s initial public offering, the predecessor entity Intrepid Mining LLC, was not subject to income taxes at the Company level, nor were common shares outstanding. Following the initial public offering of common stock the expected effective tax rate for the Company will be approximately 38.5 percent and the effective cash tax rate will be approximately 60 percent of total taxes, or a cash tax rate of between 21 and 23 percent.

Our royalty rate has historically been approximately 3.7 percent of net sales and we expect this to remain relatively constant going forward. Our principal competitors operate primarily in Saskatchewan, Canada. The Saskatchewan tax system for potash producers includes a capital tax and several potash mineral taxes, none of which are imposed on us as a U.S. producer.

* * * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that our expectations will be realized. These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements. These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements and the risk factors detailed in our filings with the Securities and Exchange Commission. Please refer to those filings for more information on these risk factors. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

	Quarter Ended March 31,
	2008	2007	Change
Production volume (in thousands of short tons):
Potash	224	218	6

Langbeinite	56	45	11

Sales volume (in thousands of short tons):
Potash	213	209	4

Langbeinite	93	48	45

Potash Statistics (per short ton):
Net sales price	$295	$178	$117
Cost of goods sold (exclusive of items shown separately below)	136	120	16
Depreciation, depletion and amortization	8	7	1
Royalties	10	7	3
By-product credit	(14)	(11)	(3)

Total potash cost of goods sold	$140	$123	$17

Warehousing and handling costs	6	4	2

Average potash gross margin	$149	$51	$98

Langbeinite Statistics (per short ton):
Net sales price	$123	$108	$15
Cost of goods sold (exclusive of items shown separately below)	77	69	8
Depreciation, depletion and amortization	11	12	(1)
Royalties	6	6	—

Total langbeinite cost of goods sold	$94	$87	$7

Warehousing and handling costs	6	4	2

Average langbeinite gross margin	$23	$17	$6

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	Intrepid Mining LLC, predecessor entity to Intrepid Potash, Inc.
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Sales	$84,401	$48,164
Less: Freight costs	10,172	5,641
Warehousing and handling costs	1,800	1,019
Cost of goods sold	38,461	29,751

Gross Margin	33,968	11,753

Selling and administrative	4,542	2,426
Accretion of asset retirement obligation	156	145

Operating Income	29,270	9,182

Other Income (Expense)
Interest expense	(3,085)	(2,460)
Insurance settlements in excess of property losses	6,998	17
Other expense	(128)	(359)

Income Before Income Taxes	33,055	6,380
Income Tax Benefit	4	—

Net Income	$33,059	$6,380

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Intrepid Mining LLC, predecessor entity to Intrepid Potash, Inc.
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$33,059	$6,380
Deferred income taxes	(4)	—
Insurance reimbursements	(6,998)	(6,941)
Items not affecting cash:
Depreciation, depletion, amortization and accretion	2,790	2,135
Loss on disposal of assets and other	35	446
Financial instruments loss (gain)	1,467	(1,318)
Bond sinking fund unrealized loss (gain)	210	(61)
Changes in operating assets and liabilities:
Trade accounts receivable	(10,638)	(4,642)
Insurance and other receivables	110	8,056
Inventory	835	1,673
Prepaid expenses and other assets	(2,543)	(1,138)
Accounts payable and accrued liabilities	(948)	(1,919)
Other current liabilities	(251)	(485)

Total cash provided by operating activities	17,124	2,186

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	6,998	6,941
Additions to property, plant, and equipment	(9,776)	(5,195)
Additions to mineral properties and development costs	(2)	—
Additions to bond sinking fund	(14)	(15)

Total cash (used in) provided by investing activities	(2,794)	1,731

Cash Flows from Financing Activities:
Proceeds from long-term debt	7,509	101,921
Repayments on long-term debt	(7,003)	(103,664)
Payments of capital leases	(5)	(14)
Distributions to members	(15,000)	(1,475)

Total cash used in financing activities	(14,499)	(3,232)

Net Change in Cash and Cash Equivalents	(169)	685
Cash and Cash Equivalents, beginning of period	1,960	286

Cash and Cash Equivalents, end of period	$1,791	$971

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,641	$2,286

Income taxes	$—	$—

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	Intrepid Mining LLC, predecessor entity to Intrepid Potash, Inc.
	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,791	$1,960
Accounts receivable:
Trade	33,889	23,251
Other receivables	381	264
Related parties	21	248
Inventory, net	17,369	18,501
Prepaid expenses and other current assets	5,708	3,223

Total current assets	59,159	47,447

Property, plant and equipment, net	72,533	63,519
Mineral properties and development costs, net	22,841	23,255
Long-term parts inventory, net	4,930	4,634
Other assets	7,594	7,872

Total Assets	$167,057	$146,727

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$10,944	$7,998
Accrued liabilities	14,041	16,532
Current installments of long-term debt	5,000	5,005
Other current liabilities	325	781

Total current liabilities	30,310	30,316

Long-term debt, net of current installments	96,856	96,350
Accrued pension liability	655	646
Asset retirement obligation	7,935	7,779
Other non-current liabilities	2,853	1,239

Total liabilities	138,609	136,330

Commitments and Contingencies

Members’ Equity:
Members’ equity of Intrepid Mining LLC	29,094	11,035
Accumulated other comprehensive income (loss)	(646)	(638)

Total Members’ Equity	28,448	10,397

Total Liabilities and Members’ Equity	$167,057	$146,727

INTREPID POTASH, INC.

NON-GAAP RECONCILIATIONS

Adjusted Net Income

(In thousands)

Reconciliation of Net Income (GAAP) to Adjusted Net Income (Non-GAAP):

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Reported Net Income (GAAP)	$33,059	$6,380
Less: Insurance settlement in excess of property losses	(6,998)	—
Add: Unrealized derivative loss (gain)	1,467	(1,318)

Total adjustments	(5,531)	(1,318)

Adjusted Net Income	$27,528	$5,062

Adjusted net income is calculated as net income adjusted for significant non-cash and non-recurring items. Examples of non-cash charges include non-cash gains or losses associated with unrealized derivative adjustments and insurance settlements in excess of property losses. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies. Of additional note is that the net income and adjusted net income amount presented above are for Intrepid Mining LLC, the predecessor entity to Intrepid Potash, Inc. and do not include the effect of income taxes as Intrepid Mining LLC was not a tax paying entity.

Earning Before Income Taxes, Interest, Depreciation and Amortization

(In thousands)

Reconciliation of Net Income (GAAP) to Earning Before Income Taxes, Interest, Depreciation and Amortization (Non-GAAP):

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Reported Net Income (GAAP)	$33,059	$6,380

Add: Income taxes expense (benefit)	(4)	—
Add: Interest expense	3,085	2,460
Add: Depreciation and amortization	2,790	2,135

Total adjustments	5,871	4,595

Earnings Before Income Taxes, Interest Depreciation and Amortization	$38,930	$10,975

Earning before income taxes, interest, depreciation and amortization (“EBITDA”) is computed as net income adjusted for the add back of income tax expense, interest expense, depreciation, depletion, amortization, asset retirement obligation liability accretion, and impairment. This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment. In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

Pro forma Earning per Share

(In thousands, except per share data)

Calculation of Pro forma Earning per Share:

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Reported Net Income (GAAP)	$33,059	$6,380

Pro forma income taxes calculated at 38.5%	12,728	2,456

Pro forma Net Income	$20,331	$3,924

Pro forma Weighted Average Shares-
Basic	74,843	74,843

Diluted	75,318	75,318

Pro forma Earning per Share-
Basic	$0.27	$0.05

Diluted	$0.27	$0.05

Pro forma earning per share is computed by applying an effective tax rate of 38.5 percent, which is the Company’s expected effective tax rate (and is less than the total of the statutory tax rate for the Company), which includes deferred income taxes, and dividing such amount by the pro forma weighted average shares outstanding for the Company. The pro forma weighted average basic shares are the 74.8 million shares outstanding as of the date of the Company’s initial public offering. The diluted pro forma weighted average shares is the sum of the basic pro forma weighted average shares of 74.8 million plus the 0.5 million restricted shares issued under the 2008 Equity Incentive Plan at the date of the initial public offering. The pro forma measure of net income per share is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s financial results. In addition, earnings per share is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. Pro forma earnings per share should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since pro forma earnings per share has various assumptions as to the tax rate and the basic pro forma weighted average share count does not contemplate the timing of maturity of restricted stock awards, the pro forma earnings per share amounts is intended to only be representative of the comparative GAAP measure of earnings per share.

This unaudited pro forma financial information is included for informational purposes only and does not purport to reflect our results of operations that would have occurred had we operated as a public corporation during the period presented. The pro forma financial information should not be relied upon as being indicative of our results of operations had the transactions contemplated in connection with the IPO been completed on the date assumed. The pro forma financial information also does not project the results of operations for any future periods. The pro forma information is included because we believe it provides the most meaningful basis for comparison between periods.